                                                                                             Exhibit 99.1

For Release:        Immediately

Contact:                John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RETIREMENT OF

CHIEF FINANCIAL OFFICER

Calhoun, Georgia, November 1, 2004 - Mohawk Industries, Inc. (NYSE:MHK) today announced the intention of John D. Swift, Vice President-Finance and Chief Financial Officer, to retire effective December 31, 2004.   Frank H. Boykin, currently Vice President and Corporate Controller of Mohawk, has been working with Mr. Swift to transition into the CFO position for some time.  Mr. Boykin, 49 years old, has held the Corporate Controller position since 1993.

Jeffrey S. Lorberbaum, Chairman and CEO, stated "John has been an integral part of the Mohawk organization as we grew from a $270 million carpet manufacturer to a leading floorcovering manufacturer with 2003 sales in excess of $5.0 billion and an annual EPS growth rate of 26% since 1997.  When John started with Mohawk in 1984, Mohawk was an unprofitable division of Mohasco Industries.  Under his financial leadership, Mohawk was spun off as an independent company in 1988 and became a publicly-traded company in 1992.  During his tenure, Mohawk completed seventeen successful acquisitions growing to number 349 on the Fortune 500 list with a total enterprise value in excess of $6.0 billion.  Throughout John's career with Mohawk, he has provided both leadership and financial expertise with a commitment to integrity.  We all wish John well in his retirement and will miss him.

"Frank, who joined us immediately after our IPO in 1993, held various positions with KPMG and Deloitte & Touche before coming to Mohawk.  He has assisted John throughout the years with our acquisitions.  During his career at Mohawk as controller, Frank has been responsible for accounting, tax, internal audits, acquisitions, budgeting, financial reporting and compliance and he has worked closely with treasury, risk management, investor relations, financial services and legal operations.  He has been involved in all decisions in preparation for the transition with John.  I am confident we will make a seamless transition at the end of the year."

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.